Filed pursuant to Rule 424(b)(3)

File Nos. 333-264574, 333-264570

And 333-270448

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND

Supplement to Prospectuses dated April 29, 2022

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to Prospectus dated May 4, 2023

1. The following replaces the third and fifth paragraphs under “THE SUB-ADVISER” under “Management of the Fund” in each Fund’s Prospectus:

Xiaozhen Li, Thomas C. Seto and Gordon Wotherspoon are responsible for the day-to-day structuring and management of the Fund’s common stock portfolio. Ms. Li is an Executive Director of Morgan Stanley and has been a Director, Private Client Direct Group at Parametric since 2000. Mr. Seto is currently a Managing Director of Morgan Stanley and Head of Investment Management at Parametric and was previously Director of Portfolio Management at Parametric for more than five years. Mr. Wotherspoon is a Managing Director of Morgan Stanley and Managing Director, Advisor Channel Portfolio Management at Parametric since 2004. Mr. Seto has been a portfolio manager of the Fund since June 2005 and has managed other Eaton Vance portfolios for more than five years. Ms. Li and Mr. Wotherspoon have been portfolio managers of the Fund since June 2024. Messrs. Seto and Wotherspoon and Ms. Li manage two other Eaton Vance closed-end investment companies that utilize a buy-write investment strategy.

June 6, 2024